Exhibit 10.6

Bookham, Inc.

Restricted Stock Agreement
Granted Under 2004 Stock Incentive Plan

     AGREEMENT made February 9, 2005, between Bookham, Inc., a Delaware corporation (the “Company”), and Stephen Abely (the “Participant”).

     For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

     1. Issuance of Shares; Forfeiture of Options.

          (a) The Company shall issue to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2004 Stock Incentive Plan (the “Plan”), 102,450 shares (the “Shares”) of common stock, $0.01 par value, of the Company (“Common Stock”). The Shares will be held in book entry by the Company’s transfer agent in the name of the Participant for that number of Shares issued to the Participant. The Participant agrees that the Shares shall be subject to the forfeiture provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

          (b) In consideration for the issuance of the Shares, the Participant shall surrender to the Company for cancellation all of the options which were previously granted by the Company to the Participant. Upon surrender, the options will be cancelled and will be of no further force or effect and the Participant shall have no further rights with respect to such options. The Company shall have no obligation to issue the Shares unless and until the Participant surrenders the options. The options surrendered by the Participant are set forth in Exhibit A.

     2. Vesting.

          (a) The Shares shall vest and become free from the forfeiture provisions in Section 2(b) hereof and become free from the transfer restrictions in Section 4 hereof on the earlier of:

               (1) the one-year anniversary of the date hereof, provided that (A) the Participant has been continuously employed by the Company between the date hereof and such anniversary, (B) on or before such anniversary, the Company has filed on a timely basis any report required pursuant to Item 308 of Regulation S-K and (C) on such anniversary the Company does not have any material weakness that has not been remedied to the satisfaction of the Audit Committee of the Company’s Board of Directors and the Company’s independent auditors; or

               (2) the termination of the Participant’s employment with the Company by the Company without Cause or by the Participant for Good Reason. As used herein, “Cause” means any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant that affects the business reputation of the Company. As used herein, Good Reason” means any significant diminution in the Participant’s title, authority or responsibilities, or any reduction in the annual cash compensation payable to the Participant.

          (b) In the event that the Shares do not vest in accordance with Section 2(a) on or before the one-year anniversary of the date hereof, then on such anniversary, all of the Shares shall be forfeited immediately and automatically to the Company and the Participant shall have no further rights with respect to such Shares.

          (c) In the event that the Participant’s employment with the Company is terminated by reason of the Participant’s death or disability prior to the one-year anniversary of the date hereof, all of the Shares shall be forfeited immediately and automatically. For this purpose, “disability” shall mean the inability of the Participant, due to a medical reason, to carry out his duties as an employee of the Company for a period of six consecutive months.

          (d) Notwithstanding anything herein to the contrary, upon the consummation of a Change in Control of the Company (as defined in Exhibit B), the performance conditions contained in Sections 1(a)(1)(B) and 1(a)(1)(C) shall be deemed to be satisfied.

          (e) For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.

     3. Automatic Sale Upon Vesting.

          (a) Upon any vesting of Shares pursuant to Section 2 hereof, the Company shall sell, or arrange for the sale of, such number of the Shares no longer subject to forfeiture under Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the lapse of the forfeiture provisions (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.

          (b) The Participant hereby appoints the General Counsel and Company Secretary his attorney in fact to sell the Participant’s Shares in accordance with this Section 3. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Section 3.

          (c) The Participant represents to the Company that, as of the date hereof, he is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Common Stock pursuant to this Section 3, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

     4. Restrictions on Transfer.

          (a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, until such Shares have vested, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4 and the forfeiture provisions contained in Section 2) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan and except as otherwise provided herein, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.

          (b) The Company shall not be required (i) to transfer on its books any of the Shares which have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Shares or to pay dividends to any transferee to whom such Shares have been transferred in violation of any of the provisions of this Agreement.

     5. Restrictive Legends.

     All Shares subject to this Agreement subject to the following restriction, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

     6. Provisions of the Plan.

     This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

     7. Withholding Taxes; Section 83(b) Election.

          (a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the issuance of the Shares to the Participant or the lapse of the forfeiture provisions.

          (b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and other tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

          THE PARTICIPANT AGREES NOT TO FILE AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE WITH RESPECT TO THE ISSUANCE OF THE SHARES.

     8. Miscellaneous.

          (a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by satisfaction of the performance conditions and continuing service as an employee at the will of the Company (not through the act of being hired or being granted the Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all.

          (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

          (c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

          (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

          (e) Notice. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Caswell, Towchester, Northhamptonshire NN12 8EQ, United Kingdom (Attention: General Counsel and Company Secretary). Each notice to the Participant shall be addressed to the Participant at the Participant’s last known address.

          (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

          (g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

          (h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

          (i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

          (j) Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Compensation Committee of the Board of Directors of the Company shall be final and conclusive.

          (k) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

          (l) Delivery of Certificates. Subject to Section 3, the Participant may request that the Company deliver the Shares in certificated form with respect to any Shares that have ceased to be subject to forfeiture pursuant to Section 2.

          (m) No Deferral. Notwithstanding anything herein to the contrary, neither the Company nor the Participant may defer the delivery of the Shares.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BOOKHAM, INC.

By :	/s/ Peter Bordui

Name: Peter Bordui
Title: Chairman of the Board

/s/ Stephen Abely

Stephen Abely

Address:

EXHIBIT A

     The Participant shall surrender the options to purchase 263,770 shares of the Company’s common stock which constitute his entire holding of stock options in the Company.

EXHIBIT B

     As used herein, “Change in Control” shall mean:

     (i) the sale of all or substantially all of the assets of the Company;

     (ii) a merger, consolidation, reorganization, recapitalization or share exchange involving the Company with any corporation where, as a result of the transaction, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity including the holding company of such entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity immediately after such transaction;

     (iii) the sale, transfer or disposition of any shares of the Company’s stock to any person or group of persons resulting in that person or persons holding more than fifty percent (50%) of the Company’s total voting securities; or

     (iv) any change in the composition of the Board of Directors of the Company such that the Continuing Directors (as defined below) cease to constitute a majority of the Board. “Continuing Directors” shall mean those directors appointed to the Board who (a) are members of the Board of Directors on the date hereof or (b) are nominated or elected subsequent to the date hereof by at least a majority of the directors who were Continuing Directors at the time of any such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided that a director shall not be a Continuing Director where the director’s initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board.